As Filed With the Securities and Exchange Commission on April 29, 2005

Registration No. 333-____

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

LANCE, INC.

(Exact name of registrant as specified in its charter)

North Carolina	56-0292920
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

8600 South Boulevard
Charlotte, North Carolina	28232
(Address of principal executive offices)	(Zip Code)

LANCE, INC. 2005 EMPLOYEE STOCK PURCHASE PLAN
(Full title of the plan)

B. CLYDE PRESLAR
Vice President, Chief Financial Officer and Secretary
Lance, Inc.
8600 South Boulevard
Charlotte, North Carolina 28232
(Name and address of agent for service)
704/554-1421
(Telephone number, including area code,
of agent for service)

CALCULATION OF REGISTRATION FEE

Title	Amount	Proposed Maximum	Proposed Maximum	Amount of
of Securities to be	to be	Offering Price	Aggregate	Registration
Registered	Registered	Per Share	Offering Price	Fee
Common Stock, $.83 1/3 par value (1)	300,000 shares(1)(2)	$17.08(3)	$5,124,000(3)	$603.09

(1)	This registration statement also relates to rights to purchase shares of Series A Junior Participating Preferred Stock of the Company. One right is attached to and trades with each share of the Company’s Common Stock. Any value attributable to such rights is reflected in the market price of the Company’s Common Stock.

(2)	In accordance with Rule 416 of the Securities Act of 1933, as amended, this registration statement shall be deemed to cover any additional securities offered or purchased under the 2005 Employee Stock Purchase Plan to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(3)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) and 457(h) of the Securities Act of 1933, as amended, and based on the average of the high and low prices for the Common Stock on April 25, 2005 as reported on The Nasdaq Stock Market.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.  Plan Information.

     The information required by this Item 1 is omitted from this registration statement in accordance with Rule 428(b)(1) of the Securities Act of 1933, as amended (the “Securities Act”), and the Note to Part I of Form S-8.

Item 2.  Registrant Information and Employee Plan Annual Information.

     The information required by this Item 2 is omitted from this registration statement in accordance with Rule 428(b)(1) of the Securities Act and the Note to Part I of Form S-8.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference.

     The following documents have been filed by Lance, Inc. (the “Company”) with the Securities and Exchange Commission (Commission file number 0-398) and are incorporated herein by reference:

(a)	The Company’s Annual Report on Form 10-K for the fiscal year ended December 25, 2004.

(b)	The Company’s Quarterly Report on Form 10-Q for the quarter ended March 26, 2005 and the Company’s Current Reports on Form 8-K as filed with the Commission on February 1, 2005 and April 27, 2005.

(c)	The description of the Company’s Common Stock contained in the Company’s Registration Statement filed pursuant to Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including any amendment or report filed for the purpose of updating such description.

     All reports and other documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date hereof and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be part hereof from the date of filing of such reports and documents.

     Any statement contained herein or in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated herein by reference modifies or supersedes such earlier statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 4.  Description of Securities.

     Not applicable.

Item 5.  Interests of Named Experts and Counsel.

     Not applicable. See explanation in Item 8 below.

Item 6.  Indemnification of Directors and Officers.

     The North Carolina Business Corporation Act contains provisions prescribing the extent to which directors and officers shall or may be indemnified against liabilities which they may incur in their capacities as such. Under those provisions, whether indemnification is permitted or mandated depends upon several factors, including whether the action is brought by the corporation or by outsiders and whether the potential indemnitee is successful in his or her defense.

     The statute is not exclusive of any other rights of indemnification under any bylaw, agreement, vote of shareholders or disinterested directors or otherwise. The Company’s Restated Charter provides that no director of the Company shall have any personal liability arising out of any action whether by or in the right of the Company or otherwise for monetary damages for breach of his or her duty as a director, and the Company’s bylaws require the Company to indemnify the Company’s directors to the fullest extent permitted by law.

     The North Carolina Business Corporation Act also permits a corporation to purchase and maintain insurance on behalf of its directors and officers against liabilities which they may incur in such capacities. The Company has purchased insurance to provide for indemnification of directors and officers.

Item 7.  Exemption from Registration Claimed.

     Not applicable.

Item 8.  Exhibits.

     Reference is made to the attached Exhibit Index, which is incorporated herein by reference. No opinion of counsel is being provided pursuant to Item 8(a) of Form S-8 insofar as all of the securities being registered under this registration statement will be purchased on the open market pursuant to the Lance, Inc. 2005 Employee Stock Purchase Plan.

Item 9.  Undertakings.

     (a)    The undersigned Registrant hereby undertakes:

(1)  To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)  To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)  To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of a prospectus filed with the Securities and Exchange Commission (the “SEC”) pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)  To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act that are incorporated by reference in the registration statement.

provided further, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is for an offering of asset-backed securities on Form S-1 or Form S-3, and the information required to be included in a post-effective amendment is provided pursuant to Item 1100(c) of Regulation AB.

(2)  That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)  The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)  Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions of the North Carolina Business Corporation Act, the Registrant’s Restated Charter or Bylaws, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Charlotte, State of North Carolina, on this 29th day of April, 2005.

LANCE, INC.
By	/s/ B. Clyde Preslar
B. Clyde Preslar
Vice President, Chief Financial Officer and Secretary

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the date indicated.

Signature	Capacity	Date

/s/ Paul A. Stroup, III Paul A. Stroup, III	Chairman of the Board, President and Chief Executive Officer (Principal Executive Officer)	April 29, 2005

/s/ B. Clyde Preslar B. Clyde Preslar	Vice President, Chief Financial Officer and Secretary (Principal Financial Officer)	April 29, 2005

/s/ Margaret E. Wicklund Margaret E. Wicklund	Corporate Controller (Principal Accounting Officer)	April 29, 2005

	Director	April 29, 2005
Barbara R. Allen

/s/ David L. Burner	Director	April 29, 2005
David L. Burner

/s/ William R. Holland	Director	April 29, 2005
William R. Holland

/s/ W. J. Prezzano	Director	April 29, 2005
W. J. Prezzano

/s/ David V. Singer	Director	April 29, 2005
David V. Singer

Signature	Capacity	Date

/s/ Robert V. Sisk	Director	April 29, 2005
Robert V. Sisk

/s/ Dan C. Swander	Director	April 29, 2005
Dan C. Swander

/s/ Isaiah Tidwell	Director	April 29, 2005
Isaiah Tidwell

/s/ S. Lance Van Every	Director	April 29, 2005
S. Lance Van Every

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

EXHIBITS
Item 8

FORM S-8
REGISTRATION STATEMENT

LANCE, INC.
Commission File Number 0-398

EXHIBIT INDEX

Exhibit	Description

4.1	Restated Articles of Incorporation of Lance, Inc. as amended through April 17, 1998, incorporated herein by reference to Exhibit 3 to the Registrant’s Quarterly Report on Form 10-Q for the twelve weeks ended June 13, 1998

4.2	Articles of Amendment dated July 14, 1998 designating rights, preferences and privileges of the Registrant’s Series A Junior Participating Preferred Stock, incorporated herein by reference to Exhibit 3.2 to the Registrant’s Annual Report on Form 10-K for the fiscal year ended December 26, 1998

4.3	Bylaws of Lance, Inc., as amended through April 25, 2002, incorporated herein by reference to Exhibit 3.3 to the Registrant’s Quarterly Report on Form 10-Q for the thirteen weeks ended June 29, 2002

4.4	Preferred Shares Rights Agreement dated July 14, 1998 between the Registrant and Wachovia Bank, N.A., together with the Form of Rights Certificate attached as Exhibit B thereto, incorporated herein by reference to Exhibit 4.1 to the Registrant’s Form 8-A filed on July 15, 1998

4.5	First Supplement to Preferred Shares Rights Agreement dated as of July 1, 1999 between the Registrant and First Union National Bank, incorporated herein by reference to Exhibit 4.2 to the Registrant’s Quarterly Report on Form 10-Q for the thirteen weeks ended June 26, 1999.

Exhibit	Description

4.6	Lance, Inc. 2005 Employee Stock Purchase Plan, incorporated herein by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K filed on April 27, 2005

23	Consent of KPMG LLP (filed herewith)